EXHIBIT 99.1

EQUUS ANNOUNCES COMPLETION OF SALE

OF ITS INTEREST IN PALLETONE, INC.

PalletOne Acquired by UFP Industries

HOUSTON, TX – December 28, 2020 – Equus Total Return, Inc. (NYSE: EQS) (“Equus”) today announced that UFP Industries, Inc. has closed on its agreement to purchase of 100% of the equity of PalletOne, Inc. for approximately $232 million. The price assumes a cash free, debt free balance sheet. UFP also agreed to pay $21 million for PalletOne’s recent capital expenditures.

In October 2001, Equus made its initial investment in PalletOne and was one of two institutional funds to finance the creation of PalletOne from certain of the remnants of a former pallet manufacturing conglomerate. PalletOne has since risen to become one of the largest wooden pallet manufacturers in the United States and a major regional supplier of treated wood to retail lumber outlets and home improvement stores in the Southeastern U.S. In recent years, Equus has worked closely with the management team and board of PalletOne to facilitate a sale, and the acquisition of PalletOne by UFP is a culmination of these efforts.

Forward-Looking Statements

This press release contains certain forward-looking statements regarding possible future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Company, including our ability to achieve our expected financial and business objectives, the other risks and uncertainties described herein, as well as those contained in the Company’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.

Contacts:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486